We, the undersigned Trustees of Schroder Series Trust (the “Trust”), hereby severally constitute and appoint Mark A. Hemenetz, Carin F. Muhlbaum, Catherine A. Mazza, Alan M. Mandel and Abby Ingber as our true and lawful attorneys, with full power to each of them individually and with full power of substitution, to sign for us, and in each of our names and in the capacities indicated below, the registration statement of the Trust on Form N-14, and any and all amendments thereto, in connection with the acquisition of the assets and assumption of the liabilities of STW Long Duration Investment-Grade Bond Fund and STW Broad Tax-Aware Value Bond Fund by Schroder STW Long Duration Investment-Grade Bond Fund and Schroder STW Broad Tax-Aware Value Bond Fund, respectively, and to file the same, with all exhibits thereto, and other documents in connection herewith, with the Securities and Exchange Commission, granting unto each of said attorneys full power and authority to do and perform each and every act and thing requisite or necessary to be done in the premises, as fully to all intents and purposes as said attorney might or could do in person, and hereby ratifying and confirming all that said attorney lawfully could do or cause to be done, or has caused to be done by virtue hereof.

IN WITNESS WHEREOF, the undersigned have hereunto set their hands as of the date(s) indicated.

Name	Capacity	Date

/s/ Jay S. Calhoun	Trustee	March 20, 2013
Jay S. Calhoun

/s/ Margaret M. Cannella	Trustee	March 20, 2013
Margaret M. Cannella

/s/ Mark D. Gersten	Trustee	March 20, 2013
Mark D. Gersten

/s/ Catherine A. Mazza	Trustee	March 20, 2013
Catherine A. Mazza